FILED PURSUANT TO RULE 433

File No. 333-224495

CITIGROUP INC.

$1,000,000,000

6-YEAR NON-CALL 5-YEAR GLOBAL FLOATING RATE SENIOR NOTES

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	Baa1 / BBB+ / A (Positive Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	May 15, 2018

Settlement Date:	May 22, 2018 (T+5 days)

Maturity:	June 1, 2024

Par Amount:	$1,000,000,000

Floating Rate:	3 month USD –BBA–LIBOR Reuters LIBOR01

Coupon:	3 month LIBOR +102.3 bps

Reoffer Spread:	3 month LIBOR +102.3 bps

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$996,750,000 (before expenses)

Interest Payment Dates:	Quarterly on the 1st of each of March, June, September and December, until maturity, with adjustment for period end dates on a modified following New York business day convention

First Interest Payment Date:	September 1, 2018

Day Count:	Actual / 360

Interest Determination Date:	Two London Business Days prior to the first day of the related interest period

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole, but not in part, on June 1, 2023 upon at least 15 days’ but no more than 60 days’ written notice to holders of the notes, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

We may redeem the notes, at our option, in whole, but not in part, on or after May 1, 2024 at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Redemption for Tax Purposes:	Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons. Redemption as a whole, not in part.

Sinking Fund:	Not applicable

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967MA6

ISIN:	US172967MA69

Sole Book Manager	Citigroup Global Markets Inc.

CITIGROUP INC.

$1,000,000,000

6-YEAR NON-CALL 5-YEAR GLOBAL FLOATING RATE SENIOR NOTES

Terms and Conditions

Senior Co-Managers

BB&T Capital Markets, a division of BB&T Securities, LLC

Capital One Securities, Inc.

CIBC World Markets Corp.

Danske Markets Inc.

Lloyds Securities Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

UBS Securities LLC

UniCredit Capital Markets LLC

Junior Co-Managers

ANZ Securities, Inc.

Bank of China Limited, London Branch

BMO Capital Markets Corp.

C.L. King & Associates, Inc.

Commerz Markets LLC

Commonwealth Bank of Australia

Credit Suisse Securities (USA) LLC

The Huntington Investment Company

Industrial and Commercial Bank of China (Asia) Limited

ING Financial Markets LLC

Loop Capital Markets LLC

MUFG Securities Americas Inc.

nabSecurities, LLC

Nomura Securities International, Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

Skandinaviska Enskilda Banken AB (publ)

Standard Chartered Bank

SunTrust Robinson Humphrey, Inc.

Swedbank AB (publ)

TD Securities (USA) LLC

Telsey Advisory Group LLC

Tigress Financial Partners LLC

Tribal Capital Markets, LLC

Westpac Capital Markets, LLC

The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-224495. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.